Exhibit 99.1


  August 3, 2005

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE


                GCI REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

o  Consolidated revenue of $110.7 million
o  Net income of $5.3 million or $0.09 per diluted share
o  EBITDA of $36.4 million

         ANCHORAGE, AK -- GCI (NASDAQ:GNCMA) today reported net income of $5.3 million, or earnings per diluted share of $0.09, for the second quarter of 2005. The company's second quarter net income compares to income of $7.7 million, or earnings per diluted share of $0.13 in the same period of 2004.

         GCI's second quarter 2005 revenues totaled $110.7 million, an increase of 6.6 percent over the second quarter of 2004. GCI's second quarter 2005 revenues increased 3.9 percent from the first quarter 2005 revenues of $106.5 million.

         Second quarter 2005 earnings before interest, taxes, depreciation, amortization and accretion (EBITDA) totaled $36.4 million. EBITDA increased $1.5 million or 4.3 percent over $34.9 million in the second quarter of 2004. Second quarter 2005 EBITDA of $36.4 million compares to EBITDA of $34.5 million in the first quarter of 2005, an increase of $1.9 million or 5.5 percent over the first quarter of 2005.

         For the second quarter of 2005, GCI met its revenue and EBITDA guidance. The company expected revenues and EBITDA to exceed the first quarter results, excluding the effects of any receivable recovery from MCI. GCI recorded $1.0 million in EBITDA relating to the use of the MCI credit during the quarter.

         Both revenue and EBITDA for the second quarter were in line with guidance provided by the company. GCI expects third quarter revenue and EBITDA to exceed those achieved in the second quarter and still anticipates revenues of $430 million to $440 million and EBITDA of $145 million for 2005, including the expected recovery of the remaining MCI receivable.

         "The second quarter continues our solid performance for the year. Revenue, EBITDA and free cash flow all increased over the first quarter and we repurchased 359,125 shares of our stock," said Ron Duncan, GCI president. "We expect continued growth in all three measurements during the third quarter."

         "I'm also pleased to announce that the Board of Directors elected Steve Brett to serve as our chairman at our most recent meeting. Steve succeeds Donne Fisher who has served as our chairman since 2002. Mr. Fisher will continue to serve as a director."

Highlights
     o Long-distance billable minutes increased 18.3 percent to 347.6 million minutes for the second quarter as compared to the same quarter of 2004, and increased 14.9 percent sequentially.

     o Cable customers increased by 1,328 during the period and average revenue per equivalent basic subscriber grew to $81.75 per month. Revenue generating units (RGUs) for the quarter increased by 15 percent over the prior year.

     o GCI has provisioned approximately 12,800 customers on its Digital Local Phone Service (DLPS) facilities at the end of the second quarter and expects to have more than 25,000 customers using that technology by the end of 2005.

     o During the second quarter GCI repurchased 359,125 shares of its Class A Common shares at an average price of $8.34. Since the inception of the stock repurchase program in the third quarter of 2004 the company repurchased more than 9 percent of its diluted shares outstanding at an average price of $9.02 per share.

Long Distance Results
         For the second quarter of 2005, long distance revenues totaled $64.2 million as compared to revenues of $60.9 million in the second quarter of 2004 and $60.00 million in the first quarter of 2005. The increase in revenues is primarily attributable to an increase in minutes sold to other carriers.

          Long distance EBITDA increased 4.8 percent for the second quarter of 2005 to $22.0 million as compared to $21.0 million in the second quarter of the prior year. Long distance EBITDA for the second quarter of 2005 was up $3.2 million sequentially, an increase of 17.0 percent, from $18.8 million in the first quarter. Long distance EBITDA included MCI bad debt recoveries of $1.0 million in the second quarter of 2005, $1.1 million in the second quarter of 2004 and $0.9 million in the first quarter of 2005. The increase in EBITDA for the first quarter of 2005 is primarily due to an increase in minutes carried on the network.

         Total minutes-of-use were up 18.3 percent in the second quarter of 2005 when compared to the second quarter of 2004. Minutes-of-use are up 14.9 percent compared to the first quarter of 2005.

         The number of billed long distance customers totaled 91,300 at the end of the second quarter of 2005, an increase of 0.7 percent from 90,700 at the end of the second quarter of 2004. Billed long distance customers decreased 0.5 percent from 91,800 at the end of the first quarter of 2005.

Cable Television Results
         Cable television revenues for the second quarter increased 4.4 percent to $26.3 million from $25.2 million in the second quarter of 2004, and increased
1.5 percent from $25.9 million in the first quarter of 2005. EBITDA of $11.0 million for the second quarter of 2005 decreased $0.5 million as compared to $11.5 million in the second quarter of 2004, and decreased $0.6 million when compared to $11.6 million in the first quarter of 2005. The year-over-year and sequential increases in revenues are due primarily to the sales of new video and cable modem services. The decrease in EBITDA in the second quarter as compared to the prior year is primarily due to refunds and rebates received from cable television programmers in second quarter of 2004 that were significantly greater than similar credits received in the second quarter of 2005. EBITDA for the second quarter of 2005 decreased sequentially from the first quarter of 2005 due to an increase in operating costs of approximately $0.5 million.

         Gross margins in the second quarter of 2005, as a percentage of revenues, decreased by 354 basis points from the second quarter of 2004 and by 170 basis points sequentially. The decrease in gross margins is primarily due to the smaller programming refunds and rebates received in the second quarter of 2005.

          As of June 30, 2005, the company's cable television operations passed 210,950 homes and served 137,428 subscribers (106,787 equivalent basic subscribers). For the second quarter, average revenue per equivalent basic subscriber was $81.75, an increase of 4.4 percent when compared to second quarter 2004 average revenue of $78.27. Average revenue increased 2.6 percent, from $79.64, from the first quarter of 2005. The company experienced an increase of 1,328 subscribers from the first quarter of 2005. The increase in subscribers for the second quarter of 2005 compares to an increase of 1,192 subscribers in the second quarter of 2004. The increase in subscribers is primarily due to the seasonal increase in hotel customers partially offset by a seasonal decline in residential customers.

         The company offers digital programming tiers in all of its major markets. The Anchorage, Mat-Su Valley, Fairbanks, Kodiak and Ketchikan systems have been fully converted to digital. Eighty percent of GCI's basic cable subscribers receive service through a digital set-top box. More than 97 percent of the set top boxes deployed in GCI's systems are digital and 48,745 customers purchase additional special interest programming through a digital tier. GCI offers 10 channels of HDTV to customers in the Anchorage area.

         GCI cable modem service is available to more than 90 percent of the homes in Alaska. Approximately 33.3 percent of homes passed and 60 percent of GCI residential subscribers have cable modem service.

         The operating statistics below include capital expenditures and customer information from cable services and the components of our local services and Internet services utilizing our cable services' facilities.

         GCI's capital expenditures by standard reporting category for the six-month periods ending June 30, 2005 and 2004 follow (amounts in thousands):

                                                       2005           2004
                                                   -----------    -----------
Customer premise equipment                        $    7,138          6,970
Commercial                                               169            213
Scalable infrastructure                                1,818          2,805
Line extensions                                        1,362            149
Upgrade/rebuild                                        7,442          3,355
Support capital                                          508            595
                                                    -----------    -----------
Sub-total                                             18,437         14,087


Remaining capital expenditures                        29,253         50,060
                                                    -----------    -----------
                                                  $   47,690         64,147
                                                    ===========    ===========

         At June 30, 2005 and 2004, GCI's cable business had 125,400 and 123,300 customer relationships, respectively. The standard definition of a customer relationship is the number of customers who receive at least one level of service, encompassing voice, video, and data services, without regard to which services customers purchase. These relationships do not include local telephone customers except those receiving phone service through the cable television plant.

         At June 30, 2005 and 2004, GCI's cable business had 220,500 and 192,000 revenue generating units, respectively. The increase in the revenue generating units of 4,700 and 28,500 from March 31, 2005 and June 30, 2004, respectively, is due to an increase in the number of cable modem and Digital Local Phone Service (DLPS) customers. The definition of a revenue-generating unit is the sum of all primary analog video, digital video, high-speed data and telephony customers, not counting additional outlets.

 Local Telephone Results
         For the second quarter of 2005, local telephone service revenues totaled $12.7 million, an increase of 13.4 percent, when compared to $11.2 million in the second quarter of 2004. Revenue was down $0.6 million or 4.5 percent from $13.3 million in the first quarter of 2005. The increase in year-over-year revenues is primarily attributable to increased receipts from the Universal Service

Fund (USF.) The decrease in sequential revenues is primarily attributable to an adjustment of USF during the first quarter, which added $1.2 million in out-of-period revenues.

         In the second quarter, local services generated EBITDA of $0.4 million, an improvement of $0.2 million over the $0.2 million of EBITDA in the second quarter of 2004. The second quarter EBITDA of $0.4 million compares to EBITDA of $1.1 million in the first quarter of 2005. The sequential decrease in EBITDA is due primarily to the $1.2 million out-of-period adjustment in the first quarter of 2005.

         The rates paid by GCI to lease loops and UNE access elements from ACS were approximately 20 percent higher during the second quarter of 2005 as compared to the second quarter of 2004. This resulted primarily from a rate increase granted to ACS by state regulators in the second half of 2004. GCI estimates that conversion of customers from leased ACS facilities to its own network offset approximately 65 percent of the impact of this rate increase in the second quarter of 2005.

         GCI began converting customers to its own network using its DLPS technology in 2004. The roll out of DLPS enables GCI to avoid wholesale and loop rental costs from local phone lines leased from the incumbent local exchange carrier. GCI has provisioned approximately 12,800 customers completely on its DLPS facilities at the end of the second quarter of 2005 and expects to have more than 25,000 customers similarly provisioned by the end of 2005.

          At the end of the second quarter of 2005, GCI provided local service to approximately 111,900 access lines statewide. This represents a net decrease of 700 access lines when compared to the 112,600 access lines reported at the end of the first quarter of 2005. The decrease in residential and Internet Service Provider access lines was partially offset by an increase in business voice access lines. The decrease in access lines were expected as fewer residential customers are maintaining second voice lines and are migrating from dial-up internet service to cable modem. The company estimates it maintains a 24 percent share of the total access line market in Alaska. Approximately 85 percent of GCI's access lines are provisioned on its own facilities or on resold local loops.

Internet Access Results
         Internet access revenues for the second quarter of 2005 totaled $7.5 million. Revenues were up 15.4 percent as compared to second quarter 2004 revenues of $6.5 million and 2.7 percent as compared to the prior quarter revenue of $7.3 million. EBITDA for the second quarter of 2005 totaled $3.0 million, an improvement of $0.8 million year-over-year and relatively unchanged from the first quarter of 2005. Second quarter 2004 EBITDA was $2.2 million and first quarter 2005 EBITDA was $3.0 million. The increase in Internet access revenues and EBITDA results from the migration of existing customers to cable modem access, customers adding more features and services and increasing economies of scale.

         At the end of the second quarter of 2005, GCI had 70,200 cable modem customers, an increase of 23.6 percent from the second quarter of 2004 and 1.9 percent from the first quarter of 2005. Dial-up access customers decreased by 4,700 as a result of customers migrating to cable modems and due to a data base clean-up of "Free Net" customers. GCI is implementing a new customer service information system and further non-revenue affecting adjustments to the Free Net customer data base may occur before the transition is completed by the end of the third quarter of 2005.

         Total cable modem revenues for the second quarter of 2005 increased 2.1 percent when compared to the first quarter of 2005 and increased 6.3 percent year-over-year. At the end of the second quarter of 2005 GCI's average revenue per cable modem (ARPM) was $30.87 as compared to $30.97 at the end of the first quarter of 2005 and $36.84 at the end of the second quarter of 2004. The increase in sequential and year-over-year revenues is due to the increase in the number of modem customers. The decline in ARPM is due to an increase in the percentage of total customers taking GCI's discounted cable modem products.

Other Items
         During the second quarter of 2005 GCI's capital expenditures totaled $23.3 million as compared to $24.4 million in the first quarter of 2005.

         GCI will hold a conference call to discuss the quarter's results on Thursday, August 4, 2005 beginning at 2 p.m. (Eastern). To access the briefing on August 5, dial 888-603-6970 (international callers should dial 517-308-9002) and identify your call as "GCI." In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 866-475-8043, access code 7461 (international callers should dial 203-369-1516.)

         GCI is the largest telecommunications company in Alaska. A pioneer in bundled services, GCI provides local, wireless, and long distance telephone, cable television, Internet and data communication services throughout Alaska. More information about the company can be found at www.gci.com.

         The foregoing contains forward-looking statements regarding the company's expected results that are based on management's expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI's control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI's cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

                                      # # #

                                    GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                             CONSOLIDATED BALANCE SHEETS
                                                                                           (Unaudited)
(Amounts in thousands)                                                                       June 30,          December 31,
                                        Assets                                                 2005                2004
--------------------------------------------------------------------------------------- ------------------   ----------------
Current assets:
  Cash and cash equivalents                                                            $      17,625              31,452
                                                                                        ------------------   ----------------

  Receivables                                                                                 75,723              74,429
  Less allowance for doubtful receivables                                                      2,489               2,317
                                                                                        ------------------   ----------------
     Net receivables                                                                          73,234              72,112

  Deferred income taxes, net                                                                  14,279              13,893
  Prepaid expenses                                                                             7,211               7,907
  Property held for sale                                                                       3,414               2,282
  Inventories                                                                                  1,499               1,215
  Notes receivable from related parties                                                          399                 475
  Other current assets                                                                         1,297               2,429
                                                                                        ------------------   ----------------
       Total current assets                                                                  118,958             131,765
                                                                                        ------------------   ----------------

Property and equipment in service, net of depreciation                                       428,425             432,249
Construction in progress                                                                      36,972              22,505
                                                                                        ------------------   ----------------
       Net property and equipment                                                            465,397             454,754
                                                                                        ------------------   ----------------

Cable certificates                                                                           191,241             191,241
Goodwill                                                                                      41,972              41,972
Other intangible assets, net of amortization of $2,230 and $1,625
  at June 30, 2005 and December 31, 2004, respectively                                         6,496               6,265
Deferred loan and senior notes costs, net of amortization of $3,532
  and $2,602 at June 30, 2005 and December 31, 2004, respectively                              9,497              10,341
Notes receivable from related parties                                                          3,395               3,345
Other assets                                                                                  12,010               9,508
                                                                                        ------------------   ----------------
    Total other assets                                                                       264,611             262,672
                                                                                        ------------------   ----------------
       Total assets                                                                    $     848,966             849,191
                                                                                        ==================   ================

                                                                                                                   (Continued)

                                    GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                            CONSOLIDATED BALANCE SHEETS
                                                   (Continued)
                                                                                           (Unaudited)
(Amounts in thousands)                                                                       June 30,          December 31,
          Liabilities, Redeemable Preferred Stock, and Stockholders' Equity                    2005                2004
--------------------------------------------------------------------------------------- ------------------   ----------------
Current liabilities:
  Current maturities of obligations under long-term debt and capital leases            $      22,467               6,407
  Accounts payable                                                                            28,305              28,742
  Accrued payroll and payroll related obligations                                             15,896              15,350
  Deferred revenue                                                                            15,147              16,253
  Accrued interest                                                                             8,724               8,747
  Accrued liabilities                                                                          5,787               6,849
  Subscriber deposits                                                                            389                 437
                                                                                        ------------------   ----------------
     Total current liabilities                                                                96,715              82,785

Long-term debt                                                                               421,352             436,969
Obligations under capital leases, excluding current maturities                                29,664              32,750
Obligation under capital lease due to related party, excluding current
  maturity                                                                                       652                 672
Deferred income taxes, net of deferred income tax benefit                                     56,906              49,111
Other liabilities                                                                              9,541               8,385
                                                                                        ------------------   ----------------
       Total liabilities                                                                     614,830             610,672
                                                                                        ------------------   ----------------

Redeemable preferred stock                                                                         -               4,249
                                                                                        ------------------   ----------------

Stockholders' equity :
  Common stock (no par):
    Class A.  Authorized 100,000 shares; issued 51,028 and 51,825
     shares at June 30, 2005 and December 31, 2004, respectively                             178,814             186,883

    Class B.  Authorized 10,000 shares; issued 3,850 and 3,862 shares at June 30, 2005 and December 31, 2004, respectively; convertible
      on a share-per-share basis into Class A common stock                                     3,248               3,248

    Less cost of 295 and 288 Class A common shares held in treasury at
      June 30, 2005 and December 31, 2004, respectively                                       (1,732)             (1,702)

  Paid-in capital                                                                             15,157              14,957
  Notes receivable with related parties issued upon stock option exercise                     (2,978)             (3,016)
  Retained earnings                                                                           41,627              33,900
                                                                                        ------------------   ----------------
       Total stockholders' equity                                                            234,136             234,270
                                                                                        ------------------   ----------------
Commitments and contingencies
       Total liabilities, redeemable preferred stock, and stockholders' equity         $     848,966             849,191
                                                                                        ==================   ================

                                          GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                               CONSOLIDATED STATEMENTS OF INCOME
                                                          (Unaudited)
                                                                     Three Months Ended          Six Months Ended
                                                                          June 30,                   June 30,
(Amounts in thousands, except per share amounts)                      2005        2004           2005        2004
                                                                   ----------  ----------     ----------  ----------
Revenues                                                          $ 110,665     103,786        217,175     212,702

Cost of goods sold (exclusive of depreciation, amortization
  and accretion shown separately below)                              36,045      33,257         71,245      72,002
Selling, general and administrative expenses                         38,019      36,102         75,199       1,506
Bad debt expense (recovery)                                             194        (487)          (159)       (884)
Depreciation, amortization and accretion expense                     18,397      15,704         36,151      31,462
                                                                   ----------  ----------     ----------  ----------
   Operating income                                                  18,010      19,210         34,739      38,616
                                                                   ----------  ----------     ----------  ----------

Other income (expense):
  Interest expense                                                   (8,354)     (6,036)       (16,636)    (13,553)
  Loss on early extinguishment of debt                                    -           -              -      (6,136)
  Amortization and write-off of loan and senior notes fees             (448)       (387)          (931)     (3,014)
  Interest income                                                       112          79            291         187
                                                                   ----------  ----------     ----------  ----------
   Other expense, net                                                (8,690)     (6,344)       (17,276)    (22,516)
                                                                   ----------  ----------     ----------  ----------

   Net income before income taxes                                     9,320      12,866         17,463      16,100

Income tax expense                                                    4,036       5,141          7,516       6,450
                                                                   ----------  ----------     ----------  ----------

   Net income                                                         5,284       7,725          9,947       9,650

Preferred stock dividends                                                55         363            148         847
                                                                   ----------  ----------     ----------  ----------

       Net income available to common shareholders                $   5,229       7,362          9,799       8,803
                                                                   ==========  ==========     ==========  ==========


Basic net income per common share                                 $    0.10        0.13           0.18        0.15
                                                                   ==========  ==========     ==========  ==========

Diluted net income per common share                               $    0.09        0.13           0.18        0.15
                                                                   ==========  ==========     ==========  ==========

Common shares used to calculate basic EPS                            54,637      56,994         54,815      56,873
                                                                   ==========  ==========     ==========  ==========

Common shares used to calculate diluted EPS                          55,612      60,380         55,919      58,072
                                                                   ==========  ==========     ==========  ==========

                                           GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                                    SUPPLEMENTAL SCHEDULE
                                                          (Unaudited)
Traditional Summary                                                             Six Months Ended June 30, 2005
                                                                   Long                      Local
                                                                 Distance       Cable       Services    Internet     Combined
                                                               ------------------------------------------------------------------
Revenues                                                      $   124,216       52,243       25,996      14,720       217,175

Cost of goods sold (exclusive of depreciation,
    amortization and accretion shown separately below)             38,419       14,588       14,479       3,759        71,245
                                                               ------------------------------------------------------------------

      Contribution                                                 85,797       37,655       11,517      10,961       145,930

Selling, general and
    administrative expenses                                        45,881       14,707        9,800       4,811        75,199
Bad debt expense (recovery)                                          (856)         351          221         125          (159)
                                                               ------------------------------------------------------------------
    EBITDA, as adjusted                                            40,772       22,597        1,496       6,025        70,890

Less loss on early extinguishment of debt                               -            -           -             -            -
                                                               -----------------------------------------------------------------

    EBITDA                                                         40,772       22,597        1,496       6,025        70,890

Add loss on early extinguishment of debt                                -            -           -             -            -

Less depreciation, amortization and
    accretion expense                                              20,829       10,222        3,281       1,819        36,151
                                                               ------------------------------------------------------------------

      Operating income (loss)                                 $    19,943       12,375       (1,785)      4,206        34,739
                                                               ==================================================================

Integrated Summary EBITDA, as Adjusted
(Unaudited)                                                              Six Months Ended June 30, 2005
                                                                   Voice         Data        Video      Combined
                                                               ----------------------------------------------------
Traditional Summary EBITDA as Adjusted:
    Long Distance                                             $    40,772                                40,772
    Cable                                                                                    22,597      22,597
    Local Services                                                  1,496                                 1,496
    Internet                                                                     6,025                    6,025
                                                               ----------------------------------------------------
                                                                   42,268        6,025       22,597      70,890

EBITDA, as Adjusted, Reallocations:
    Long Distance                                                 (24,510)      24,510                        -
    Cable                                                                        5,625       (5,625)          -
    Local Services                                                   (152)         152                        -
                                                               ----------------------------------------------------
      Integrated Summary EBITDA, as Adjusted                  $    17,606       36,312       16,972      70,890
                                                               ====================================================

                                           GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                                    SUPPLEMENTAL SCHEDULE
                                                          (Unaudited)
Traditional Summary                                                             Six Months Ended June 30, 2004
                                                                   Long                      Local
                                                                 Distance       Cable       Services    Internet     Combined
                                                               ------------------------------------------------------------------
Revenues                                                      $   126,736       50,033      23,010        12,923      212,702

Cost of goods sold (exclusive of depreciation,
    amortization and accretion shown separately below)             41,652       13,414      13,368         3,568       72,002
                                                               -----------------------------------------------------------------

      Contribution                                                 85,084       36,619       9,642         9,355      140,700

Selling, general and
    administrative expenses                                        43,666       13,666       8,928         5,246       71,506
Bad debt expense (recovery)                                        (1,286)         402           -             -         (884)
                                                               -----------------------------------------------------------------
    EBITDA, as adjusted                                            42,704       22,551         714         4,109       70,078

Less loss on early extinguishment of debt                           6,136            -           -             -        6,136
                                                               -----------------------------------------------------------------

    EBITDA                                                         36,568       22,551         714         4,109       63,942

Add loss on early extinguishment of debt                            6,136            -           -             -        6,136

Less depreciation, amortization and
    accretion expense                                              18,266        9,370       1,963         1,863       31,462
                                                               -----------------------------------------------------------------

      Operating income (loss)                                 $    24,438       13,181      (1,249)        2,246       38,616
                                                               =================================================================

Integrated Summary EBITDA, as Adjusted
(Unaudited)                                                              Six Months Ended June 30, 2004
                                                                   Voice         Data        Video      Combined
                                                               ----------------------------------------------------
Traditional Summary EBITDA, as Adjusted:
    Long Distance                                             $    42,704                                42,704
    Cable                                                                                    22,551      22,551
    Local Services                                                    714                                   714
    Internet                                                                     4,109                    4,109
                                                               ----------------------------------------------------
                                                                   43,418        4,109       22,551      70,078

EBITDA, as Adjusted, Reallocations:
    Long Distance                                                 (23,523)      23,523                        -
    Cable                                                                        5,502       (5,502)          -
    Local Services                                                    (88)          88                        -
                                                               ----------------------------------------------------
      Integrated Summary EBITDA, as Adjusted                  $    19,807       33,222       17,049      70,078
                                                               ====================================================

                                           GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                                    SUPPLEMENTAL SCHEDULE
                                                          (Unaudited)

Traditional Summary                                                             Three Months Ended June 30, 2005
                                                                   Long                      Local
                                                                 Distance       Cable       Services    Internet     Combined
                                                               ------------------------------------------------------------------

Revenues                                                      $    64,209       26,344       12,701       7,411       110,665

Cost of goods sold (exclusive of depreciation,
    amortization and accretion shown separately below)             19,386        7,578        7,203       1,878        36,045
                                                               ------------------------------------------------------------------

      Contribution                                                 44,823       18,766        5,498       5,533        74,620

Selling, general and
    administrative expenses                                        23,103        7,590        4,943       2,383        38,019
Bad debt expense (recovery)                                          (233)         179          159          89           194
                                                               ------------------------------------------------------------------
    EBITDA                                                         21,953       10,997          396       3,061        36,407

Less depreciation, amortization and
    accretion expense                                              10,875        5,124        1,674         724        18,397
                                                               ------------------------------------------------------------------

      Operating income (loss)                                 $    11,078        5,873       (1,278)      2,337        18,010
                                                               ==================================================================

Integrated Summary EBITDA
(Unaudited)                                                              Three Months Ended June 30, 2005
                                                                   Voice         Data        Video      Combined
                                                               ----------------------------------------------------
Traditional Summary EBITDA:
    Long Distance                                              $   21,953                                21,953
    Cable                                                                                    10,997      10,997
    Local Services                                                    396                                   396
    Internet                                                                     3,061                    3,061
                                                               ----------------------------------------------------
                                                                   22,349        3,061       10,997      36,407

EBITDA, Reallocations:
    Long Distance                                                 (12,557)      12,557                        -
    Cable                                                                        2,826       (2,826)          -
    Local Services                                                    (84)          84                        -
                                                               ----------------------------------------------------
      Integrated Summary EBITDA                               $     9,708       18,528        8,171      36,407
                                                               ====================================================

                                           GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                                    SUPPLEMENTAL SCHEDULE
                                                          (Unaudited)
Traditional Summary                                                             Three Months Ended June 30, 2004
                                                                   Long                      Local
                                                                 Distance       Cable       Services    Internet     Combined
                                                               ------------------------------------------------------------------
Revenues                                                      $    60,870       25,181       11,218       6,517       103,786

Cost of goods sold (exclusive of depreciation,
    amortization and accretion shown separately below)             18,274        6,352        6,822       1,809        33,257
                                                               -----------------------------------------------------------------

      Contribution                                                 42,596       18,829        4,396       4,708        70,529

Selling, general and
    administrative expenses                                        22,276        7,115        4,246       2,465        36,102
Bad debt expense (recovery)                                          (678)         191            -           -          (487)
                                                               -----------------------------------------------------------------
    EBITDA                                                         20,998       11,523          150       2,243        34,914

Less depreciation, amortization and
    accretion expense                                               9,003        4,691        1,071         939        15,704
                                                               -----------------------------------------------------------------

      Operating income (loss)                                 $    11,995        6,832         (921)      1,304        19,210
                                                               =================================================================

Integrated Summary EBITDA
(Unaudited)                                                              Three Months Ended June 30, 2004
                                                                   Voice         Data        Video      Combined
                                                               ----------------------------------------------------
Traditional Summary EBITDA:
    Long Distance                                             $    20,998                                20,998
    Cable                                                                                    11,523      11,523
    Local Services                                                    150                                   150
    Internet                                                                     2,243                    2,243
                                                               ----------------------------------------------------
                                                                   21,148        2,243       11,523      34,914

EBITDA, Reallocations:
    Long Distance                                                 (11,648)      11,648                        -
    Cable                                                                        2,764       (2,764)          -
    Local Services                                                    (57)          57                        -
                                                               ----------------------------------------------------
      Integrated Summary EBITDA                               $     9,443       16,712        8,759      34,914
                                                               ====================================================

                                           GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                                                    SUPPLEMENTAL SCHEDULE
                                                          (Unaudited)
Traditional Summary                                                             Three Months Ended March 31, 2005
                                                                   Long                      Local
                                                                 Distance       Cable       Services    Internet     Combined
                                                               ------------------------------------------------------------------
Revenues                                                      $    60,007       25,899       13,295       7,309       106,510

Cost of goods sold (exclusive of depreciation,
    amortization and accretion shown separately below)             19,033        7,010        7,276       1,881        35,200
                                                               -----------------------------------------------------------------

      Contribution                                                 40,974       18,889        6,019       5,428        71,310

Selling, general and
    administrative expenses                                        22,778        7,117        4,857       2,428        37,180
Bad debt expense (recovery)                                          (623)         172           62          36          (353)
                                                               -----------------------------------------------------------------
    EBITDA                                                         18,819       11,600        1,100       2,964        34,483

Less depreciation, amortization and
    accretion expense                                               9,954        5,098        1,607       1,095        17,754
                                                               -----------------------------------------------------------------

      Operating income (loss)                                 $     8,865        6,502         (507)      1,869        16,729
                                                               =================================================================

Integrated Summary EBITDA, as Adjusted
(Unaudited)                                                              Three Months Ended March 31, 2005
                                                                   Voice         Data        Video      Combined
                                                               ----------------------------------------------------
Traditional Summary EBITDA:
    Long Distance                                             $    18,819                                18,819
    Cable                                                                                    11,600      11,600
    Local Services                                                  1,100                                 1,100
    Internet                                                                     2,964                    2,964
                                                               ----------------------------------------------------
                                                                   19,919        2,964       11,600      34,483

EBITDA Reallocations:
    Long Distance                                                 (11,953)      11,953                        -
    Cable                                                                        2,799       (2,799)          -
    Local Services                                                    (68)          68                        -
                                                               ----------------------------------------------------
      Integrated Summary EBITDA                               $     7,898       17,784        8,801      34,483
                                                               ====================================================

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

                                                                            Three Months Ended
                                                       June 30, 2005           June 30, 2004           March 31, 2005
                                                    --------------------    -------------------    ---------------------
   EBITDA (Note 1)                                 $        36.4                    34.9                   34.5
   Depreciation, amortization and accretion
    expense                                                (18.4)                  (15.7)                 (17.8)
                                                    --------------------    -------------------    ---------------------
         Operating income                                   18.0                    19.2                   16.7
                                                    --------------------    -------------------    ---------------------

   Other income (expense):
       Interest expense                                     (8.4)                   (6.0)                  (8.3)
       Amortization of loan and senior notes
         fee expense                                        (0.4)                   (0.4)                  (0.5)
       Interest income                                       0.1                     0.1                    0.2
                                                    --------------------    -------------------    ---------------------
         Other expense, net                                 (8.7)                   (6.3)                  (8.6)
                                                    --------------------    -------------------    ---------------------
         Net income before income taxes                      9.3                    12.9                    8.1

   Income tax expense                                       (4.0)                   (5.2)                  (3.5)
                                                    --------------------    -------------------    ---------------------
           Net income                              $         5.3                     7.7                    4.6
                                                    ====================    ===================    =====================

                                                                 Six Months Ended
                                                       June 30, 2005           June 30, 2004
                                                    --------------------    -------------------
   EBITDA, as adjusted (Note 2)                    $        70.9                    70.1
   Loss on early extinguishment of debt                      ---                    (6.1)
                                                    --------------------    -------------------
   EBITDA (Note 1)                                          70.9                    64.0
   Depreciation, amortization and accretion
    expense                                                (36.2)                  (31.5)
   Loss on early extinguishment of debt                      ---                     6.1
                                                    --------------------    -------------------
         Operating income                                   34.7                    38.6
                                                    --------------------    -------------------

   Other income (expense):
       Interest expense                                    (16.7)                  (13.6)
       Loss on early extinguishment of debt                  ---                    (6.1)
       Amortization and write-off of loan and
         senior  notes fee expense                          (0.9)                   (3.0)
       Interest income                                       0.3                     0.2
                                                    --------------------    -------------------
         Other expense, net                                (17.3)                  (22.5)
                                                    --------------------    -------------------
         Net income before income taxes                     17.4                    16.1

   Income tax expense                                       (7.5)                   (6.4)
                                                    --------------------    -------------------
           Net income                              $         9.9                     9.7
                                                    ====================    ===================

Notes:
(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of Net Income, Interest Expense, Amortization and Write-off of Loan and Senior Notes Fees, Interest Income, Income Tax Expense, and Depreciation, Amortization and Accretion Expense. EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

(2) EBITDA (as defined in Note 1 above) before deducting Loss on Early Extinguishment of Debt during the six months ended June 30, 2004.